Exhibit 4.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[        ]”.

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

AMONGST

DLG VENTURES PTE. LTD.

GARENA VENTURES PRIVATE LIMITED

TAN CHOON MING

ZOU JUNMING TERENCE

CHIA KO WEN

AND

RYDE GROUP LTD

DATED THE 5TH DAY OF May 2023

(As amended by agreement of the parties on 14 September 2023)

SCHEDULE 1	DEED OF RATIFICATION AND ACCESSION	24
SCHEDULE 2	NEW RYDE TECH INVESTOR RIGHTS AGREEMENT	26
SCHEDULE 3	DEED OF RATIFICATION AND ACCESSION TO EXISTING RYDE TECH IRA	27

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INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made on the 5th day of May 2023

AMONGST

(1)	DLG VENTURES PTE. LTD., (Company Registration Number: 201940030G), a company incorporated in Singapore and having its registered office at [ ] (“DLG”);

(2)	GARENA VENTURES PRIVATE LIMITED, (Company Registration Number: 201504801N), a company incorporated in Singapore and having its registered office at [ ] (“Garena”);

(3)	TAN CHOON MING, (NRIC Number: [ ]), having his address at [ ] (“TCM”);

(4)	ZOU JUNMING TERENCE, (NRIC Number: [ ]), having his address at [ ] (“ZJT”);

(5)	CHIA KO WEN, (NRIC Number: [ ]), having his address at [ ]; and

(6)	RYDE GROUP LTD (Company Registration No. 397757), an exempted company incorporated in the Cayman Islands and having its registered office at Harneys Fiduciary (Cayman) Limited, 4th floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	The Company was incorporated in Cayman Islands on 21 February 2023 and has, at the date hereof, an authorised share capital of 100,000,000 Shares of nominal or par value US$0.0005 each and an issued share capital of US$2,340.31 comprising 4,680,626 Shares of nominal or par value US$0.0005 each comprising 3,263,666 Class A Shares (as hereinafter defined) of nominal or par value US$0.0005 each and 1,416,960 Class B Shares (as hereinafter defined) of nominal or par value US$0.0005 each.

(B)	Pursuant to a restructuring agreement dated __________5 May_____________ 2023 among, inter alia, the Parties (the “Restructuring Agreement”), the Shareholders (as hereinafter defined) were, on the date of the Restructuring Agreement, allotted and issued Shares in the Company, in the proportion as set out in the Restructuring Agreement, as consideration for (i) the transfer of their respective shares in Ryde Tech (as hereinafter defined) to Ryde Group (BVI) Ltd (“Ryde BVI”), being the Company’s nominee, in accordance with the terms and conditions thereunder, and (ii) the transfer of ZJT’s shares in Ryde BVI in accordance with the terms and conditions thereunder (the “Restructuring”).

(C)	To regulate the relationship of the Shareholders inter se as shareholders of the Company and in the conduct of the business and affairs of the Company, the Parties have agreed to enter into this Agreement on the terms and conditions hereinafter set out.

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IT IS AGREED as follows:

1.	DEFINITIONS & INTERPRETATION

1.1	In this Agreement and in the Schedules, unless the context requires otherwise:

“Affiliate” means, in respect of any person, any person which: (a) directly or indirectly Controls, is Controlled by, or is under the Control of, the first-mentioned person; or (b) is deemed to be a related corporation of the first-mentioned person.

“Applicable Laws” means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies (including without limitation, any relevant stock exchange or securities council) or any court, arbitrator or tribunal with competent jurisdiction, whether in Singapore, the Cayman Islands or elsewhere, as amended or modified from time to time, and to which such person is subject.

“Approved Accounting Firm” means any one of Deloitte & Touche LLP, Ernst & Young LLP, KPMG, PricewaterhouseCoopers or any of their successor firms.

“Balance Ryde Tech Shares” means such number of ordinary shares in the capital of Ryde Tech as at the date of the Restructuring Agreement that are not sold or purchased in connection with the Restructuring.

“Board” means the board of Directors, for the time being, of the Company.

“Business” means the proposed business of the Company as set out in Clause 2.

“Business Day” means a day on which commercial banks are open for business in Singapore (excluding Saturdays, Sundays and gazetted public holidays).

“Chairman” means the chairman of the Board at any given time.

“Class A Offer” shall have the meaning ascribed to it in Clause 18.1.

“Class A Shareholder” means any holder of Class A Shares.

“Class A Shares” means the Class A common shares of the Company, having the rights as set out herein and in the Constitution.

“Class A Transferring Shareholder” shall have the meaning ascribed to it in Clause 18.1.

“Class B Reserved Matters” shall have the meaning ascribed to it in Clause 14.2.

“Class B Shareholder” means any holder of Class B Shares.

“Class B Shares” means the Class B common shares of the Company, having the rights as set out herein and in the Constitution.

“Class B Transferring Shareholder” shall have the meaning ascribed to it in Clause 18.6.

“Communication” shall have the meaning ascribed to it in Clause 27.

“Companies Act” means the Companies Act (2023 Revision) of the Cayman Islands, as amended from time to time.

“Confidential Information” means any information, whether written, oral, visual, electronic or in other form (a) which is proprietary or confidential or trade-sensitive in nature to a person or from which a person derives competitive advantage in connection with its business, including without limitation information relating to its organisation, business, affairs, operations, assets, finances, shareholders, trade secrets, know-how, technology, processes, inventions, customers, suppliers, business associates, price lists, budgets, financial information, and the sale or supply of any products or services by, or potential transactions or projects, future plans and targets of, a person, and (b) which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone.

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“Constitution” means the memorandum and articles of association of the Company for the time being, as amended, modified or supplemented from time to time.

“Control” means the authority, whether exercised or not, to control a person’s business and affairs, which authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast or to control the composition of the board of directors and references to “is Controlled by” and “is under the Control of” shall be construed accordingly.

“Conversion Ratio” shall have the meaning ascribed to it in Clause 8.2(c).

“Declined Subscription Shares” shall have the meaning ascribed to it in Clause 16.3.

“Deed of Ratification and Accession” means the deed to be executed by a purchaser or transferee of Shares in the capital of the Company under which he agrees to be bound by, and shall be entitled to the benefit of, this Agreement, as if an original party hereto in place of the transferring Shareholder, substantially in the form set out in Schedule 1.

“Deed of Ratification and Accession to Existing Ryde Tech IRA” means the deed of ratification and accession to the Existing Ryde Tech IRA entered into on or around the date of this Agreement by each Shareholder as appended hereto as Schedule 3, to take effect only upon the completion of the Share Buyback and the Ryde Tech Re-Allotment, in the event where Ryde Tech is not a wholly-owned subsidiary of Ryde BVI and/or the Company immediately prior to the Share Buyback and Ryde Tech Re-Allotment.

“Director” means a director at any given time of the Company.

“Dispute” shall have the meaning ascribed to it in Clause 40.2.

“Drag Notice” shall have the meaning ascribed to it in Clause 20.1.

“Drag Sale” shall have the meaning ascribed to it in Clause 20.1.

“Drag-Along Shares” shall have the meaning ascribed to it in Clause 20.1.

“Encumbrance” means any mortgage, assignment of receivables, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect.

“Existing Ryde Tech IRA” means the investor rights agreement dated 20 January 2019 entered into by, amongst others, the Shareholders (and in relation to DLG, such rights, title and interests having been assigned to it by Nomad X Pte. Ltd. on 27 November 2019) and Ryde Tech to regulate the relationship of the Parties (excluding the Company) inter se as shareholders of Ryde Tech and affairs of Ryde Tech.

“Fair Market Value” means the price of a Share as determined by an Approved Accounting Firm appointed by the Target Shareholder, at the expense of the Target Shareholder (and in so determining, the Approved Accounting Firm shall be deemed to be acting as experts and not as arbitrators). The Approved Accounting Firm shall take into consideration the following assumptions:

(a)	that the Shares are the subject of an arm’s length sale between a willing vendor and a willing purchaser;

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(b)	that the Company would continue to carry on its business as a going concern; and

(c)	that there shall be no discount or enhancement in the value of the Shares by reference to the number of the Shares as a rateable proportion of the issued share capital of the Company.

“Initial Class B Shareholders” means DLG and ZJT.

“Initial Shareholders” means Garena, TCM, ZJT and CKW.

“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, all rights or forms of protection having equivalent or similar effect anywhere in the world and all applications and rights to apply for the protection of any of the foregoing rights.

“IPO” shall have the meaning ascribed to it in Clause 21.1.

“Management Accounts” means the unaudited management accounts of the Company as prepared by the management of the Company.

“New Ryde Tech Investor Rights Agreement” means the investor rights agreement entered into on or around the date of this Agreement by the Shareholders and Ryde Tech, containing the same or substantially the same terms as the Existing Ryde Tech IRA as appended hereto as Schedule 2, which shall take effect only upon completion of the Share Buyback and the Ryde Tech Re-Allotment, in the event where Ryde Tech is a wholly-owned subsidiary of Ryde BVI and/or the Company immediately prior to the Share Buyback and Ryde Tech Re-Allotment.

“Other Shareholder” means a Shareholder who receives a Drag Notice.

“Permitted Transferee” means (a) in relation to a Shareholder who is an individual, any spouse or children of such Shareholder or trust for the benefit of that Shareholder or spouse or children of that Shareholder for estate planning purposes only; or a business entity that is 100% owned and controlled, directly or indirectly, by such Shareholder; or (b) in relation to a Shareholder which is a corporate entity, any person or business entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common Control with such Shareholder.

“Pre-IPO Fund Raising” means a bona fide fund raising exercise undertaken by the Company which involves the placement of Shares to investors prior to and in connection with the IPO.

“Remaining Class A Offer Shares” shall have the meaning ascribed to it in Clause 18.3(a).

“Restructuring” shall have the meaning ascribed to it in Recital (B).

“Restructuring Agreement” shall have the meaning ascribed to it in Recital (B).

“Ryde BVI” shall have the meaning ascribed to it in Recital (B).

“Ryde Tech” means Ryde Technologies Pte. Ltd. (Company Registration No. 201425891W), a company incorporated in Singapore and having its registered office at 3 Fraser Street #08-21 Duo Tower Singapore 189352.

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“Ryde Tech Re-Allotment” means the allotment and issuance of such number of Ryde Tech Shares as consideration for the Share Buyback to the Ryde Tech Shareholders or their Affiliates in their respective Ryde Tech Shareholding Proportion, taking into account any Balance Ryde Tech Shares which may be purchased by any such Shareholder immediately prior to the Share Buyback and Ryde Tech Re-Allotment.

“Ryde Tech Shareholder” shall have the meaning ascribed to it in Clause 17.1.

“Ryde Tech Shareholding Proportion” has the meaning ascribed to it in the Restructuring Agreement.

“Ryde Tech Shares” means ordinary shares in the capital of Ryde Tech.

“Scheme” shall have the meaning ascribed to it in Clause 13.4.

“Shareholder’s Loan” means a loan from a Shareholder to the Company.

“Shareholders” means the Parties (other than the Company) for as long as each of them holds at least a Share, and any other person holding Shares in the capital of the Company who shall have executed a Deed of Ratification and Accession pursuant to the provisions of this Agreement.

“Shareholding Proportion” means, in relation to each Shareholder, the proportion in which the Shares for which that Shareholder is registered in the Company’s register of members bears to the total number of Shares issued.

“Shares” means the Class A Shares and Class B Shares in the capital of the Company.

“Share Buyback” shall have the meaning ascribed to it in Clause 17.1.

“Subscription Offer” shall have the meaning ascribed to it in Clause 16.1.

“subsidiary” in relation to any person, means any other person that directly or indirectly through one or more intermediaries Controls or is Controlled by, or is under common Control of, that first-mentioned person.

“Target Shareholder” shall have the meaning ascribed to it in Clause 19.1.

“Transfer” means any voluntary or involuntary sale, assignment, conveyance, pledge, encumbrance, hypothecation, gift, distribution or other disposition or transfer.

“Transfer Offer” shall have the meaning ascribed to it in Clause 19.1(b).

“Transferring Shareholder” means the Class A Transferring Shareholders and the Class B Transferring Shareholders.

“US GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“US$” means the lawful currency for the time being of the United States of America.

1.2	Unless a contrary indication appears, any reference in this Agreement to:

(a)	any Party shall be construed so as to include its successors in title, varied, supplemented, restated, extended or novated;

(b)	this Agreement is a reference to this Agreement as amended, varied, supplemented, restated, extended or novated;

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(c)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may sometimes be used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(d)	any statute or statutory provision includes: (i) that statute or statutory provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement; (ii) any past statute, statutory provision, subsidiary legislation or regulation (as from time to time modified, re-enacted or consolidated) which such statute or statutory provision has directly or indirectly replaced; and (iii) any subsidiary legislation or regulations made from time to time under that statute or statutory provision, except to the extent that any such statute or statutory provision modified, re-enacted or consolidated after the date of this Agreement would create or increase the liability of any Party under this Agreement;

(e)	“accounts” shall include the auditors’ and the directors’ reports, relevant balance sheets and profit and loss accounts, cash flow statements and related notes, together with all documents which are or would be required by law to be annexed to the account of the company concerned to be laid before such company in a general meeting for the accounting period in question;

(f)	“day” or “year” is a reference to a day, month or year respectively in the Gregorian calendar;

(g)	“written” and “in writing” include any means of visible reproduction;

(h)	“Clauses”, and “Schedules” are to the recitals and the clauses of, and the schedules to, this Agreement (unless the context otherwise requires); and

(i)	a time of day is a reference to Singapore time.

2.	OBJECTIVES OF THE PARTIES

The business of the Company shall, unless and until DLG otherwise determines, be confined to the following:

(a)	ride-hailing services; and

(b)	other related information technology and computer services,

(collectively, the “Business”).

3.	CAPITAL STRUCTURE OF THE COMPANY

3.1	As at the date of this Agreement:

(a)	Garena owns 110,450 Class A Shares;

(b)	DLG owns 2,666,205 Class A Shares and 546,090 Class B Shares;

(c)	TCM owns 463,645 Class A Shares;

(d)	ZJT owns 870,870 Class B Shares; and

(e)	CKW owns 23,366 Class A Shares.

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3.2	Each of the Initial Shareholders shall not, without the prior written consent of DLG, create or permit to subsist any Encumbrance of any nature whatsoever over its Shares or any part of its interest in any Shares.

4.	EFFECTIVE DATE, WARRANTIES AND COVENANTS

4.1	This Agreement shall take effect immediately upon the completion of the Restructuring.

4.2	Each Party warrants to the other Parties that, at the time this Agreement comes into effect:

(a)	all action will have been taken so that the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not: (i) if applicable, conflict with or result in a breach of its constitution or other constitutive documents; (ii) infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which its assets are bound; or (iii) result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound, whether in Singapore, the Cayman Islands or elsewhere;

(b)	all relevant statutory, governmental or other approvals for the transactions contemplated herein have been obtained; and

(c)	he/it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms.

5.	EXERCISE OF RIGHTS

Each of the Shareholders shall exercise its rights as a shareholder of the Company in a manner consistent with the provisions of this Agreement. Where to give effect to all or any of the provisions of this Agreement a resolution of the members of the Company in general meeting is required under the laws of the Cayman Islands or under the Constitution, each of the Shareholders shall exercise its voting rights for the time being in the Company and take all such actions, things and steps which lie within their powers as are necessary to give effect thereto.

6.	BOARD OF DIRECTORS

6.1	The number of Directors shall be three (3).

6.2	DLG shall be entitled to request the appointment of all three (3) Directors, and each of the Shareholders shall exercise its rights as a shareholder in the Company to vote in favour of the appointment or removal, as the case may be, of any Director whose appointment or removal, as the case may be, is requested by DLG. DLG agrees that one (1) of the three (3) Directors to be initially appointed shall be ZJT. The right of appointment of Directors conferred on DLG under this Clause 6.2 shall include the right of DLG to remove from office at any time and from time to time such person(s) appointed by DLG as a Director and the right of DLG at any time and from time to time to determine the period during which such person shall hold the office of Director. Regardless of whether DLG has exercised its rights of appointment, it shall also be entitled to nominate an observer to attend all meetings of the Board and such representative shall be provided with the same information and notifications as is provided to the Directors.

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6.3	Every request for the appointment or removal of a Director shall be in writing and signed by or on behalf of DLG and shall be delivered to the registered office for the time being of the Company. Whenever for any reason a person appointed ceases to be a Director, DLG shall be entitled to appoint forthwith another Director.

6.4	The Chairman shall be elected by the Directors and shall hold office until the termination of the next annual general meeting following his appointment. The Chairman shall not be entitled to a second or casting vote at any meeting of the Board or at any general meeting of the Company.

6.5	All decisions of the Board shall be taken by a simple majority of the Board, save for (a) the matters under Clause 14.2 which shall require the approval of the holders of a majority of the voting power of Class B Shares and shall include the Initial Class B Shareholders, (b) the matters under Clause 14.3 which shall require the prior written consent of DLG, and (c) if required to do so under Applicable Laws.

6.6	The Board shall meet at least four (4) times per year in Singapore or any other place as the Board may decide for purposes of discussing reports and other matters.

6.7	At least 14 days’ notice of meetings of the Board including details of the agenda and any relevant papers or documents to be discussed at such Board meeting shall be given to each Director at such address as he shall from time to time notify to the Company for this purpose. In the case of urgent business, the right to receive notice may be waived by any Director by cable, telex, facsimile or otherwise in writing. Each notice of meeting of the Board shall contain an agenda of the business to be discussed at such meeting and unless agreed by all Directors present, no Board meeting shall vote on or resolve any matter not specified or referred to in the agenda.

6.8	Each Director present personally or by his alternate shall have one (1) vote at all meetings of the Board. The quorum of all meetings of the Board shall be two (2) Directors, provided that where no quorum is present at any duly convened meeting, the meeting shall be adjourned to seven (7) days thereafter at the same time and place and such Directors as are present at such meeting shall be the quorum.

6.9	A resolution in writing signed by a majority of the Directors for the time being or their alternates shall be valid and effectual as if it had been passed at a meeting of the Board duly convened and held, save for (a) the matters under Clause 14.2 which shall require the approval of the holders of a majority of the voting power of Class B Shares and shall include the Initial Class B Shareholders, (b) the matters under Clause 14.3 which shall require the prior written consent of DLG, and (c) if required to do so under Applicable Laws. Any such resolution may consist of several documents in like form, each signed by one (1) or more of the Directors.

6.10	Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors at least 14 days prior to the next meeting of the Board.

6.11	A Director shall not be prohibited from voting or being counted in a quorum at any meeting of the Board in respect of any contract or arrangement in which he is or may be interested provided he has disclosed the nature of his interest in accordance with Section 71(e) of the Companies Act.

6.12	The Shareholders hereby irrevocably agree that as the Directors are the nominees of DLG, the Directors shall be entitled to report all matters concerning the Company, including but not limited to, matters discussed at any Board meeting, to DLG (including its shareholders), and that the Directors may take advice and obtain instructions from DLG. In addition, the Shareholders acknowledge that where any Director is appointed by DLG under a right conferred by this Agreement, that Director, in performing any of his duties or exercising any power, right or discretion as a Director, shall be entitled to have regard to and represent the interests of his appointor and to act on the wishes of his appointor except in any particular case where no honest and reasonable director may hold the view that in so doing the Director was acting bona fide in the best interests of the Company.

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6.13	The meetings of the Board may be conducted by means of telephone or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held, save for (a) the matters under Clause 14.2 which shall require the approval of the holders of a majority of the voting power of Class B Shares and shall include the Initial Class B Shareholders, (b) the matters under Clause 14.3 which shall require the prior written consent of DLG, and (c) if required to do so under Applicable Laws. A Director may disconnect or cease to participate in the meeting if he makes known to all other Directors participating that he is ceasing to participate in the meeting and such Director shall, notwithstanding such disconnections, be counted in the quorum for such part of the meeting. The minutes of such a meeting shall be circulated to all Directors who attended such a meeting for comments not later than 14 days after the conclusion of such meeting, and subject as aforesaid, the minutes of such meeting after incorporating the comments (if any) from the Directors, signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid. A meeting conducted by the aforesaid means is deemed to be held at the place agreed upon by the Directors attending the meeting provided that at least one (1) of the Directors participating in the meeting was at that place for the duration of the meeting.

7.	APPLICATION TO SUBSIDIARIES

The Shareholders agree that the provisions of Clauses 6.1 to 6.13, 11.1, 12, 13.2 and 14.3 shall apply mutatis mutandis to each subsidiary of the Company and shall, where required, cast their votes in favour of any resolutions of the Company for the purposes of the foregoing. In connection with the foregoing, references in such Clauses to:

(a)	“Company” shall be construed as Ryde BVI, Ryde Tech or any other subsidiary of the Company (as the case may be);

(b)	“Directors” shall be construed as the directors of Ryde BVI, Ryde Tech or any other subsidiary of the Company (as the case may be) for the time being;

(c)	“Board” shall be construed as the board of directors of Ryde BVI, Ryde Tech or any other subsidiary of the Company (as the case may be) for the time being;

(d)	“Chairman” shall be construed as the chairman of the board of directors of Ryde BVI, Ryde Tech or any other subsidiary of the Company (as the case may be); and

(e)	“Constitution” shall be construed as the memorandum and articles of association or constitution of Ryde BVI, Ryde Tech or any other subsidiary of the Company (as the case may be),

in furtherance of which, the Parties confirm, acknowledge and agree that subject to the provision below, none of the reserved matters set out in Clause 14.3 shall be taken by any subsidiary of the Company unless the prior written consent of DLG has been obtained.

Where Clause 7 applies, the Company undertakes that it shall undertake such necessary actions so as to effect any appointment and/or renewal of the directors of the subsidiaries of the Company as may be directed by the Shareholders. The Parties hereto agree that all decisions of the Board and Shareholders shall be implemented by the subsidiary of the Company (including in respect of the reserved matters set out in Clause 14.3) and DLG shall procure that each director of the subsidiary nominated by it shall be authorised to implement any decisions of the Board and the Shareholders.

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8.	RIGHTS OF CLASS A SHARES AND CLASS B SHARES

8.1	The Class A Shares shall carry the following rights, privileges and benefits and be subject to the following restrictions:

(a)	Dividends

No dividends shall be declared or paid to the Class B Shareholders unless the Class A Shareholders simultaneously receive in full a pro rata share of such dividends.

(b)	Voting Rights

The Class A Shares shall entitle each holder thereof (and their proxies) to one (1) vote for each Class A Share (whether on a show of hands or on a poll) at any general meeting of the Company or on any written resolution of the Company.

8.2	The Class B Shares shall carry the following rights, privileges and benefits and be subject to the following restrictions:

(a)	Dividends

No dividends shall be declared or paid to the Class A Shareholders unless the Class B Shareholders simultaneously receive in full a pro rata share of such dividends.

(b)	Voting Rights

The Class B Shares shall entitle each holder thereof (and their proxies) to ten (10) votes for each Class B Share (whether on a show of hands or on a poll) at any general meeting of the Company or on any written resolution of the Company.

(c)	Conversion

Each Class B Share may be converted into Class A Shares at a conversion ratio of one Class B Share to one Class A Share (“Conversion Ratio”) at any time at the option of the Class B Shareholder. Appropriate adjustments to the Conversion Ratio shall be made in the event of share dividends, share splits, bonus issues or other changes in the capital structure of the Company.

Each Class B Share shall automatically be converted into Class A Shares at a conversion ratio of one Class B Share to one Class A Share immediately upon a Transfer of any Class B Shares by a Class B Shareholder to any person other than a Permitted Transferee or any other Class B Shareholder.

8.3	Holders of Class A Shares and Class B Shares shall, at all times, vote together as one class on all matters submitted to a vote by the Shareholders, save for (a) the matters under Clause 14.2 which shall require the approval of the holders of a majority of the voting power of Class B Shares and shall include the Initial Class B Shareholders, (b) the matters under Clause 14.3 which shall require the prior written consent of DLG, and (c) if required to do so under Applicable Laws.

9.	SHAREHOLDER’S MEETINGS

9.1	The number of Shareholders necessary to form a quorum for the transaction of business at a meeting of the Shareholders shall be two or more Shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of the Company in issue present in person or by or proxy and entitled to vote provided that presence in person or by proxy of holders of the Initial Class B Shareholders will be required in any event.

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9.2	If within half an hour from the time appointed for holding the meeting a quorum is not present, the meeting shall be adjourned to seven (7) days thereafter at the same time and place. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the Shareholder or Shareholders present at such adjourned meeting shall be the quorum, provided that the presence in person or by proxy of holders of a majority of Class B Shares will be required in any event.

9.3	The Board may call for extraordinary meetings, and must convene an extraordinary general meeting upon the requisition of one or more Shareholders holding as at the date of deposit of the request in aggregate not less than one-third of the voting rights (for the avoidance of doubt, on a one (1) vote per share basis for each Class A Share and ten (10) votes per share basis for each Class B Share) in the share capital of the Company.

9.4	Separate general meetings of the holders of a class or series of Shares may be called only by (a) the Chairman, (b) a majority of the entire Board (unless otherwise specifically provided by the terms of issue of the Shares of such class or series), or (c) with respect to general meetings of the holders of Class B Shares, DLG.

10.	REGISTERED OFFICE ETC.

Unless and until the Board shall otherwise determine, the following particulars shall remain unchanged:

(a)	the registered office of the Company shall be at Harneys Fiduciary (Cayman) Limited, 4th floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands;

(b)	the Company’s financial year shall end on 31 December in each year; and

(c)	the Company’s audited consolidated balance sheet and profit and loss account shall be prepared on a consistent basis and in accordance with US GAAP.

11.	FINANCE FOR THE COMPANY

11.1	The Shareholders agree that the financing for the business of the Company shall be provided by loans and other credit facilities from the Company’s bankers and other parties on such terms as the Board may agree.

11.2	It is hereby agreed that none of the Shareholders shall be required to provide any form of security or comfort in respect of any banking or credit facility granted to the Company.

12.	DIVIDEND POLICY

Subject to any Applicable Laws and regulations, the Shareholders hereby agree that unless otherwise agreed by DLG in writing, the Company may declare dividends.

13.	ADMINISTRATION

13.1	The Board will be responsible for the management and supervision of the Company’s business.

13.2	In accordance with the Constitution, the Board may delegate such functions of the Board to such committees as it deems appropriate provided that DLG shall be entitled to appoint one (1) member to any such committee and to remove any such member.

13.3	The Shareholders shall exercise their rights as shareholders in the Company consistent with the following:

(a)	the business and affairs of the Company shall be properly and efficiently managed and operated in accordance with sound commercial principles and in accordance with all Applicable Laws and all rules and regulations of all governmental and self-regulatory entities;

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(b)	the accounting policies, practice or procedures adopted by the Company shall comply with the requirements of all relevant laws and with the US GAAP;

(c)	the Company shall keep each Director fully informed as to all material developments regarding its financial and business affairs and shall notify the Directors forthwith in writing upon becoming aware of any event affecting or likely to affect the Company in a materially adverse manner; and

(d)	all Intellectual Property Rights owned by the Company or arising out of or in connection with the Business shall vest in the Company and shall be adequately protected.

13.4	The Shareholders agree that a scheme may be established by the Company to allow for the management and/or employees of the Company to subscribe for or otherwise invest in the Company (the “Scheme”). In order to provide for the Scheme, the Shareholders agree that up to 10% of the total issued Shares of the Company then outstanding from time to time may be reserved for the Scheme to be implemented. The terms and conditions of the Scheme shall be discussed between the Company and the Shareholders and will require DLG’s prior written approval before it is adopted and implemented.

14.	RESERVED MATTERS / UNDERTAKINGS

14.1	All matters raised at a meeting of the Shareholders shall be decided by ordinary resolution of the Shareholders present at the meeting, save for (a) the matters under Clause 14.2 which shall require the approval of the holders of a majority of the voting power of Class B Shares and shall include the Initial Class B Shareholders, (b) the matters under Clause 14.3 which shall require the prior written consent of DLG, and (c) if required to do so under Applicable Laws.

Class B Reserved Matters

14.2	The Company will not, without the approval of the holders of a majority of the voting power of the Class B Shares and which shall include the Initial Class B Shareholders, voting exclusively and as a separate class:

(a)	increase the number of authorised Class B Shares;

(b)	issue any Class B Shares or securities convertible into or exchangeable for Class B Shares, other than to DLG, ZJT or their Affiliates;

(c)	create, authorise, issue or reclassify into, any preference shares in the capital of the Company or any Shares in the capital of the Company that carry more than one vote per Share;

(d)	reclassify any Class B Shares into any other class of shares or consolidate or combine any Class B Shares without proportionately increasing the number of votes per Class B Share; or

(e)	amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the Constitution relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares,

(collectively, the “Class B Reserved Matters”).

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DLG Reserved Matters

14.3	Any course of action in respect of any of the following matters shall require the prior written consent of DLG:

(a)	the approval of the Company’s annual operating budget and strategic plans;

(b)	any change in the nature and/or scope of the Business of the Company;

(c)	the establishment of any branch, representative office or subsidiary of the Company;

(d)	the participation by the Company in any partnership, joint venture or co-operation arrangement;

(e)	any restructuring of the Company or any merger, consolidation or amalgamation by the Company with any entity;

(f)	the purchase by the Company of any assets or of any interest in any entity;

(g)	the disposal of any material part of the Company’s undertaking or any material assets of the Company;

(h)	any public offering of securities by the Company;

(i)	the issue, Transfer, redemption, purchase or cancellation of any securities in the Company;

(j)	the entry by the Company into any contracts outside the ordinary course of business;

(k)	the entry by the Company into any transaction of a financial nature, including the incurrence of any borrowing, the granting of any guarantee or security and the lending of any money other than placing of deposits with financial institutions;

(l)	the entry by the Company into any transaction with (i) any Shareholder or Director, or (ii) any company or business in which any Shareholder or Director has an interest;

(m)	any change in the number of Directors;

(n)	the payment by the Company of any remuneration to any Directors;

(o)	the appointment of any senior executive of the Company and the terms of such appointment;

(p)	the appointment of or any change of authorised signatories of any bank accounts of the Company;

(q)	the establishment of any employee stock option scheme or similar scheme and the terms of such scheme;

(r)	the institution, commencement, defence, compromise or settlement by the Company of any litigation, arbitration or administrative proceedings;

(s)	any material change in the Company’s accounting policies and practices;

(t)	the appointment of and any change of auditors of the Company;

(u)	any amendment to the Constitution of the Company;

(v)	the grant of any power of attorney by the Company; and

(w)	subject to the provisions of this Agreement, the winding up, dissolution or liquidation of the Company.

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15.	INFORMATION RIGHTS

15.1	For so long as this Agreement is in effect, the Shareholders will exercise their rights as shareholders in relation to the Company consistent with the Company delivering to each of the Shareholders:

(a)	the annual financial statements and management report, within 90 days after the end of each fiscal year;

(b)	if prepared by the Company, the unaudited consolidated quarterly financial statements and management report, within 21 days after the end of each fiscal quarter;

(c)	the monthly Management Accounts, within 21 days after the end of each fiscal month;

(d)	a detailed annual budget (including estimated major items of revenue and expenses/capital expenditure) for the following fiscal year, broken down on a monthly basis, no later than 30 days prior to the end of each fiscal year;

(e)	copies of all documents or other information sent to any Shareholder in its capacity as a Shareholder; and

(f)	such further information as the investor and/or Shareholder may from time to time reasonably require as to any and all matters relating to the business or financial condition of the Company.

15.2	Upon reasonable notice, the Company will permit the Shareholders the right to inspect at any time, any of the assets or properties, books or accounts, records, reports, and operations of the Company and to discuss the affairs, finances and accounts of the Company with the directors, executive officers, agents, accountants and attorneys of the Company.

16.	PREEMPTIVE RIGHTS

Issue of new Class A Shares

16.1	Save for any allotment or issuance of new or additional Class A Shares for the purposes of or in connection with the Pre-IPO Fund Raising, any unissued Class A Shares or issuance of new or additional Class A Shares in the capital of the Company shall before issue be offered for subscription in the first instance to each of the Shareholders (as nearly as may be) of their respective Shareholding Proportion and in accordance with the Constitution (each offer to a Shareholder being a “Subscription Offer” and all such offers being the “Subscription Offers”).

16.2	Subject to Clause 16.3, a Subscription Offer may be accepted by the relevant Shareholder as to all but not some only of the Class A Shares comprised in such Subscription Offer within 14 days from the date of the Subscription Offer and failing which such acceptance shall be deemed to be declined.

16.3	Where a Subscription Offer is declined or deemed to have been declined, the other Shareholder(s) who have so accepted their respective Subscription Offers shall for a further period of 14 days following the 14 day period mentioned in Clause 16.2 have the option but not the obligation to subscribe for all the Class A Shares declined or deemed to have been declined by the other Shareholder(s) (the “Declined Subscription Shares”) in (as nearly as may be) their respective Shareholding Proportion inter se or in such proportion as they may agree amongst themselves. For the avoidance of doubt, if all of the Declined Subscription Shares comprised in a Subscription Offer are not so accepted within 14 days following the 14 day period mentioned in Clause 16.2, that Subscription Offer(s) in respect of the Declined Subscription Shares shall be deemed to have been declined and Clause 16.4 shall apply.

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16.4	Any Declined Subscription Shares not accepted for purchase under Clause 16.3 may be offered for subscription to non-Shareholders on terms and conditions not more favourable than those comprised in the Subscription Offer for a period not exceeding 30 days from the date when the Subscription Offer is declined or deemed to have been declined, as the case may be.

16.5	The right of each Shareholder to subscribe for new Class A Shares pursuant to Clauses 16.1 to 16.4 may be assigned by such Shareholder to any Affiliate thereof provided that such Affiliate shall execute the Deed of Ratification and Accession pursuant to which such Affiliate agrees that the Class A Shares it acquires are subject to the provisions of this Agreement to the same extent as such provisions apply or are applied to the Shareholder assigning such rights and that such Affiliate is bound hereby as if an original party hereto. By subscribing for the new Class A Shares, such Affiliate shall become and be considered to come within the definition of “Shareholder” as used in this Agreement.

Issue of new Class B Shares

16.6	Any issuance of new or additional Class B Shares in the capital of the Company, other than to DLG, ZJT or their Affiliates, shall be subject to the approval of the holders of a majority of the voting power of Class B Shares and shall include the Initial Class B Shareholders pursuant to Clause 14.2(b).

17.	TRANSFER OF SHARES

17.1	No Shareholder shall Transfer any Shares other than in accordance with this Agreement. The Shareholders hereby agree that the provisions of Clause 17 shall not apply to a Transfer of Shares for the purposes of (a) the purchase of such number of Shares by the Company (or its nominee) from each of Garena, DLG, TCM, ZJT and CKW or any other shareholder of Ryde Tech from time to time (“Ryde Tech Shareholder”) who holds Shares, or (b) a capital reduction of the Company (the “Share Buyback”), undertaken by the Company (or such person designated by it) in connection with clause 3 of the Restructuring Agreement or such other agreement or arrangement entered into between any Ryde Tech Shareholder and the Company, in the event that the Company does not proceed with the IPO or otherwise that the IPO does not occur for any reason whatsoever by 31 December 2025.

17.2	It shall be a condition precedent to the right of any Transferring Shareholder to Transfer Shares that:

(a)	the transferee, if not already bound by the provisions of this Agreement, executes the Deed of Ratification and Accession under which it agrees to be bound by and be entitled to the benefit of this Agreement as if it were an original party hereto in place of the Transferring Shareholder;

(b)	the Transferring Shareholder assigns, and the transferee accepts the assignment of, the Transferring Shareholder’s Shareholding Proportion of all Shareholder’s Loans made to the Company for the time being outstanding in replacement of the Transferring Shareholder’s Shareholding Proportion of such Shareholder’s Loans, and any guarantees or other financial undertakings of the Transferring Shareholder made in connection with or for the benefit of the Company (on such terms as may be agreed between the Transferring Shareholder and the transferee), and the Transferring Shareholder shall obtain where necessary the consent of the beneficiary of such guarantees or undertakings to the said Transfer; and

(c)	the Transferring Shareholder shall remain liable and be responsible for the due discharge, performance and observance of all its liabilities and obligations whether actual or contingent arising out of or on or in respect of or in connection with this Agreement and in respect of the Shares and/or relevant Shareholding Proportion of the Shareholders’ Loans being Transferred and/or assigned at any time up to the date of the Transfer, and shall remain entitled to all rights and benefits arising out of or in connection with the Shares and/or relevant Shareholding Proportion of the Shareholder’s Loans being Transferred at any time up to and including the date of Transfer.

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17.3	Any purported Transfer by a Shareholder in violation of this Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Company or the Shares purported to have been so Transferred. The Company shall refuse to recognise any such Transfer and shall not reflect in its records any change in ownership of such Shares purported to have been so Transferred.

18.	RIGHT OF FIRST OFFER

Class A Shares

18.1	After the expiry of the respective moratorium period(s) on the Class A Shares held by any Class A Shareholder, such Class A Shareholder (other than DLG and ZJT) (the “Class A Transferring Shareholder”) wishes to Transfer any of its/his Class A Shares other than Transfers to a Permitted Transferee, it/he shall first offer in writing those Class A Shares to DLG and ZJT (as nearly as may be) in their respective Shareholding Proportion inter se at a price and on such terms and conditions determined by the Class A Transferring Shareholder (each offer to a Shareholder being a “Class A Offer” and all such offers being the “Class A Offers”).

18.2	Subject to Clause 18.3, a Class A Offer may be accepted by DLG and/or ZJT (as the case may be) as to all but not some only of the Class A Shares comprised in such Class A Offer within 14 days from the date of the Class A Offer and failing such acceptance shall be deemed to have been declined.

18.3	Where a Class A Offer is declined or deemed to have been declined, DLG and/or ZJT (as the case may be) who has so accepted its/his respective Class A Offer shall for a further period of 14 days following the 14 day period mentioned in Clause 18.2 have the option but not the obligation:

(a)	to accept all the Class A Shares declined or deemed to have been declined by DLG or ZJT (as the case may be) (the “Remaining Class A Offer Shares”); and/or

(b)	subject to the consent of DLG (if applicable), to nominate a third party or parties to purchase some or all of the Remaining Class A Offer Shares,

so that all and not some only of the Class A Shares comprised in all the Class A Offers shall be fully taken up. For the avoidance of doubt, if all of the Class A Shares comprised in the Class A Offers are not so accepted within 14 days following the 14 day period mentioned in Clause 18.2, the Class A Offers shall be deemed to have been declined in whole and Clause 18.4 shall apply.

18.4	Upon the Class A Offers being declined, or being deemed to have been declined, all and not some only of the Class A Shares may be offered by the Class A Transferring Shareholder for sale to non-Shareholders during a period of not more than 60 days after the expiry of the 14 days following the 14 day period mentioned in Clause 18.2 on terms and conditions not more favourable than those comprised in the Class A Offers.

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18.5	Completion of the sale and purchase of any Class A Shares under Clauses 18.1 to 18.4 shall take place on the date falling no later than 30 days from the date of acceptance in full of the Class A Offers. On completion:

(a)	the Class A Transferring Shareholder shall deliver to the purchaser(s):

(i)	a duly executed transfer form in favour of the purchaser(s) or as it or they may direct; and

(ii)	the share certificates (if any) in respect of the Class A Shares to be sold;

(b)	the purchaser(s) shall deliver to the Class A Transferring Shareholder a cashier’s order or banker’s draft drawn on a bank licensed in Singapore or such other mode of payment agreed between the Class A Transferring Shareholder and the purchaser(s) for the full amount of the consideration payable for the Class A Shares to be purchased; and

(c)	the Company shall update its register of members to reflect the purchaser(s) as the holder of the Class A Shares to be Transferred.

Class B Shares

18.6	If a Class B Shareholder (the “Class B Transferring Shareholder”) wishes to Transfer any of its/his Class B Shares to any person other than a Permitted Transferee or any other Class B Shareholder, each Class B Share will automatically and immediately convert at a conversion ratio of one Class B Share to one Class A Share. For the avoidance of doubt, the provisions of this Clause 18.6 shall at the option of DLG, apply to any Transfer of Class B Shares in accordance with Clauses 19 and 20 below.

19.	TRANSFER OF SHARES: CHANGE IN CONTROL

19.1	Unless otherwise waived by DLG, if any shareholder of a Shareholder proposes to Transfer, other than a Transfer to a Permitted Transferee, in a single transaction or a series of related transactions, any of the shares held by it in such Shareholder (the “Target Shareholder”) or any beneficial interest therein with the consequence that at least 50% of the share capital of the Target Shareholder is owned or beneficially owned by a person or persons who are not shareholders of the Target Shareholder as at the date of this Agreement, then:

(a)	such Transfer will be deemed to be an offer of all the Shares held by the Target Shareholder to DLG at a price which shall be the Fair Market Value of the Target Shareholder’s Shares as at the date of such Transfer (the “Transfer Offer”);

(b)	the Target Shareholder shall promptly give written notice to DLG of the proposed Transfer, and such written notice shall describe in reasonable detail the terms and conditions of the proposed Transfer, including without limitation, the number of shares of the Target Shareholder to be Transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee;

(c)	the Target Shareholder shall, prior to such Transfer, procure the appointment of the Approved Accounting Firm to determine the Fair Market Value of the Target Shareholder’s Shares as at the date of such Transfer; and

(d)	DLG shall, if it accepts the Transfer Offer, be entitled to deduct from the aggregate purchase price any costs and expenses incurred or to be incurred in connection with the Transfer of the Target Shareholder’s Shares.

20.	DRAG ALONG RIGHTS

20.1	Subject to Clause 20.4, if DLG proposes to Transfer (the “Drag Sale”), in a single transaction or a series of related transactions, all the Shares held by it, DLG may give written notice (the “Drag Notice”) to the Other Shareholders requiring each Other Shareholder to Transfer all the Class A Shares and Class B Shares then held by it (as the case may be) (the “Drag-Along Shares”). The Drag Notice shall describe in reasonable detail the terms and conditions of the proposed Drag Sale, including without limitation, the nature of such Drag Sale, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

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20.2	Upon receipt of a Drag Notice, the Other Shareholders shall be obliged to Transfer the Drag-Along Shares on terms and conditions no less favourable than those of the Drag Sale and for this purpose, shall promptly deliver to the Company (who shall be deemed to be constituted the agent of the Shareholders for the Drag Sale in accordance with the Constitution) for Transfer to the prospective purchaser one or more share transfer forms, properly executed for Transfer, which represent the number of Drag-Along Shares, together with the relevant share certificates (if any), for the purposes of stamping the said Transfer.

20.3	Upon consummation of the Drag Sale pursuant to the terms and conditions specified in the Drag Notice, DLG or the Company, as the case may be, shall remit to the Other Shareholders that portion of the proceeds to which each Other Shareholder is entitled by reason of its participation in such Drag Sale.

20.4	Notwithstanding the foregoing, the drag-along obligation contained in this Clause 20 shall not apply to any Transfer to any of the DLG’s Permitted Transferees or made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest.

21.	TERMINATION

21.1	This Agreement shall continue in force without limit in point of time until (a) terminated in accordance with the provisions of this Clause 21, (b) by agreement of all of the Shareholders in writing, or (c) upon the initial public offering of the Shares of the Company on the NYSE American (the “IPO”), whichever is the earliest.

21.2	This Agreement shall terminate in respect of any Shareholder if:

(a)	at any time, as a result of a Transfer of Shares made in accordance with this Agreement and the Constitution; or

(b)	at any time, as a result of a Share Buyback exercise as described under Clause 17.1, that relevant Shareholder does not hold any Share,

but without prejudice to any rights which any other Shareholder may have accrued prior to such termination. In the event that the Shareholders cease to hold Shares as a result of the Share Buyback exercise as described under Clause 17.1, the Shareholders agree that:

(i)	in the event where Ryde Tech is a wholly-owned subsidiary of Ryde BVI and/or the Company immediately prior to the Share Buyback and Ryde Tech Re-Allotment, the New Ryde Tech Investor Rights Agreement shall take effect only upon the completion of the Share Buyback and the Ryde Tech Re-Allotment; and

(ii)	in the event where Ryde Tech is not a wholly-owned subsidiary of Ryde BVI and/or the Company immediately prior to the Share Buyback and Ryde Tech Re-Allotment, the Deed of Ratification and Accession to Existing Ryde Tech IRA shall take effect only upon the completion of the Share Buyback and the Ryde Tech Re-Allotment.

In furtherance of the foregoing, any Shareholder who is not party to the New Ryde Tech Investor Rights Agreement or has not executed the Deed of Ratification and Accession to Existing Ryde Tech IRA shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to this Clause 21.2, including but not limited to, the execution of a deed of ratification and accession to the New Ryde Tech Investor Rights Agreement and Deed of Ratification and Accession to the Existing Ryde Tech IRA (as applicable) subject to the same conditions as set out in this Clause 21.2.

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21.3	Upon any of the Shareholders ceasing to be a party to this Agreement for any reason, the provisions of this Agreement will cease to be applicable to such person as if it were not a party to this Agreement, save for Clauses 17.2, 21.2 and 23 and save for such rights, benefits and obligations as have accrued to it at the date of its ceasing to be a party to this Agreement and save further that the right of any Shareholder to claim damages or any other remedies by reason of any breach of this Agreement by any other Shareholder which has accrued prior to any Shareholder so ceasing shall not be affected.

22.	COSTS AND EXPENSES

Each Party shall bear its own costs, fees (such as attorney and advisor fees) and expenses incurred in connection with the proposed transaction.

23.	CONFIDENTIALITY

23.1	Each Party undertakes to the other Parties that it shall (and shall procure that its agents and where applicable its officers and employees shall):

(a)	not, without the prior written consent of the other Parties, use or disclose to any person Confidential Information it has or acquires; and

(b)	make every effort to prevent the use or disclosure of Confidential Information.

23.2	The confidentiality obligation under Clause 23.1 shall not apply to:

(a)	any information which is required to be disclosed pursuant to any Applicable Laws or any requirement of any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council);

(b)	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore, the Cayman Islands or elsewhere;

(c)	any information disclosed by DLG to its bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement; and

(d)	any information disclosed by DLG to the directors, officers, employees, agents, advisors or investors of DLG and its subsidiaries and/or related corporations.

23.3	The obligations contained in this Clause 23 shall endure, notwithstanding the termination of this Agreement, without limit in point of time except and until any Confidential Information enters the public domain as set out above.

24.	ANNOUNCEMENTS

24.1	No Party shall make or authorise the making of any announcement or other disclosure concerning the existence or subject matter of this Agreement unless the other Parties shall have given their respective consent to such announcement or disclosure (such consent not to be unreasonably withheld or delayed).

24.2	Clause 24.1 shall not apply to:

(a)	any information which is required to be disclosed pursuant to any Applicable Laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council);

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(b)	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore, the Cayman Islands or elsewhere; and

(c)	any information disclosed by any Party to its bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement.

24.3	Where any announcement or disclosure is made in reliance on the exceptions set out in Clause 24.2, the Party making the announcement or disclosure shall consult with the other Parties in advance as to the form, content and timing of such announcement or disclosure.

25.	GENERAL

25.1	As all Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

25.2	If the consent, approval or agreement of any Party is required under more than one (1) provision of this Agreement for any one (1) transaction or matter, then any consent, approval or agreement given in relation to that transaction or matter by such Party shall be deemed to cover all consents, approvals or agreement required for that transaction or matter unless otherwise specified by such Party.

25.3	In the event of any conflict between the provisions of this Agreement and the Constitution, the provisions of this Agreement shall prevail.

26.	ILLEGALITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

27.	COMMUNICATIONS

Every notice and other communication made in connection with this Agreement (the “Communication”) shall be in writing in the English language and delivered either by facsimile, hand, pre-paid post (air-mail, if international) or electronic mail. Each Communication shall be sent to a Party at its facsimile number or physical or electronic mailing address (as the case may be) stated below (or such other facsimile number or physical or electronic mailing address notified by such Party to the other Parties from time to time) and marked for the attention of the person from time to time designated by that Party for the purpose of this Agreement (if any). The initial physical and electronic mailing addresses and facsimile numbers of the Parties are:

DLG
Fax Number	:	[ ]
Address	:	[ ]
Email Address	:	[ ]
Attention	:	Tan Ting Yong

Garena
Fax Number	:	[ ]
Address	:	[ ]
Email Address	:	[ ]
Attention	:	General Counsel

TCM
Fax Number	:	[ ]
Address	:	[ ]

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Email Address	:	[ ]

ZJT
Fax Number	:	[ ]
Address	:	[ ]
Email Address	:	[ ]

CKW
Fax Number	:	[ ]
Address	:	[ ]

Email Address	:	[ ]

The Company
Fax Number	:	N.A.
Address	:	3 Fraser Street, #08-21, DUO Tower,
Singapore 189352
Email Address	:	[ ]
Attention	:	Terence Zou

A Communication shall be deemed to be duly made, served or received:

(a)	if it is delivered by hand, at the time it is left at the address required by this Clause 27;

(b)	if it is sent by pre-paid post (air-mail, if international), two (2) Business Days after it is posted; or

(c)	if it is sent by facsimile transmission or electronic mail, at the time of transmission.

28.	FURTHER ASSURANCE

Each Party shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement, and (so far as it is able) to provide such assistance as the other Parties may reasonably request (including without limitation, exercising its power as shareholders) to give effect to the spirit and intent of this Agreement.

29.	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties which is not set out or referred to in this Agreement. Nothing in this Clause 29 shall however operate to limit or exclude liability for fraud.

30.	ASSIGNABILITY

30.1	Agreement to Bind Successors and Assignees

This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of some or all of a Party’s rights or obligations under this Agreement.

30.2	Assignment

(a)	DLG may at any time assign and transfer all or any part of its rights, benefits and obligations under this Agreement without the consent of any other Party.

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(b)	Neither the Company nor any Shareholder (except for DLG) shall assign, transfer or novate or attempt to transfer, assign or novate all or any of its rights or obligations under this Agreement without the prior written consent of DLG.

31.	VARIATIONS

31.1	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

31.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

32.	REMEDIES AND WAIVERS

32.1	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.2	Any Party may release or compromise the liability hereunder of any other Party or grant to any such Party time or other indulgence without affecting the liability of any other Party hereunder.

33.	SEVERAL OBLIGATIONS

All covenants, undertakings and other obligations given or entered into by the Parties are given or entered into severally unless the context otherwise requires.

34.	NO PARTNERSHIP

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party for any purpose.

35.	SPIRT OF AGREEMENT AND INTENTION

In entering into this Agreement, the Parties recognise that it is impractical to make provision for every contingency that may arise in the course of the observance or performance thereof. Accordingly, the Parties hereby declare it to be a cardinal principle of this Agreement and it to be their common intention that this Agreement shall operate between them with fairness and without detriment to the interests of any of them and if in the course of the performance of this Agreement unfairness to a Party is disclosed or anticipated then the Parties shall use their best endeavours to agree upon such action as may be necessary and equitable to remove the cause or causes of the same.

36.	TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

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37.	FORCE MAJEURE

Save as is otherwise specifically provided in this Agreement, the Parties shall not be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including without limitation, acts of God, acts of civil or military authority, fires, strikes, lockouts or labour disputes, epidemics, governmental restrictions, wars. riots, earthquakes, storms, typhoons, floods and breakdowns in electronic and computer information and communications systems and in the event of any such delay, the time for all Parties’ performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due despatch in the circumstances.

38.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

39.	CONTRACTS (RIGHTS OF THIRD PARTIES) LAW

A person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Law 2014 of the Cayman Islands to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

40.	GOVERNING LAW

40.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

40.2	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

40.3	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

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Schedule 1

Deed of Ratification and Accession

THIS DEED is made and issued on _________

BY

[●] (the “Transferee”), a company incorporated in [●] with its registered office at [●],

IN FAVOUR OF and for the benefit of each and all of the following (other than the Transferor (as herein defined)):

(1)	the parties to the investor rights agreement (the “Investor Rights Agreement”) dated [●] made between (1) DLG Ventures Pte. Ltd., (2) Garena Ventures Private Limited, (3) Tan Choon Ming, (4) Zou Junming Terence, (5) Chia Ko Wen and (6) Ryde Group Ltd; and

(2)	all persons who are or subsequently become shareholders of Ryde Group Ltd (the “Company”),

(collectively, the “Relevant Parties”).

WHEREAS:

(A)	The Investor Rights Agreement sets out the terms and conditions under which the Shareholders (as defined in the Investor Rights Agreement) shall regulate their rights as shareholders of the Company.

(B)	The Transferee is the transferee of [state the number of shares] [Class A / Class B] Shares (the “Transferred Shares”) in the issued capital of the Company by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] (the “Transferor”).

(C)	By the terms of the Investor Rights Agreement, it is a condition precedent to the registration by the Company of the transfer to the Transferee of the Transferred Shares that the Transferee executes this Deed.

NOW THIS DEED WITNESSETH as follows:

1.	In this Deed:

(a)	all terms and references used in this Deed and which are defined or construed in the Investor Rights Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed; and

(b)	all references to “Investor Rights Agreement” are to the Investor Rights Agreement as from time to time amended, modified or supplemented, including the amendments, additions and variations thereto agreed between the parties thereto as contained or evidenced by the following documents:

[state the documents, if any]

2.	The Transferee hereby covenants and agrees with each of the relevant parties as follows:

(a)	that in consideration of and upon the registration in the Company’s register of members of the Transferee as the holder of the Transferred Shares, the Transferee will as from the date of the registration of the Transferee as a holder of the Transferred Shares observe and discharge all the terms and conditions of the Investor Rights Agreement which are applicable to it as a Shareholder in all respects as if it had been a party thereto, and references to “Party” or “Parties” in the Investor Rights Agreement shall, where applicable, refer to or include the Transferee, as the case may be;

(b)	that the liability of the Transferee by virtue of this Deed to each of the Relevant Parties shall be joint and several with the Transferor; and

(c)	that this Deed is enforceable against the Transferee by any of the Relevant Parties.

3.	For the purpose of Clause 27 of the Investor Rights Agreement, the address and facsimile number of the Transferee is:

Fax Number	:	[●]
Address	:	[●]
Email Address	:	[●]
Attention	:	[●]

4.	Save as may be expressly provided in the Investor Rights Agreement, nothing in this Deed shall operate to release or discharge the transferor from any of the Transferor’s obligations and liabilities under the Investor Rights Agreement.

5.	This Deed shall be governed by, and construed in accordance with, the laws of Singapore.

24

IN WITNESS WHEREOF the Deed has been entered into by the Transferee on the date stated at the beginning.

The Transferee

The Common Seal of	)
[●] was affixed	)
hereunto in the presence of:	)

Director

Director/Secretary

25

Schedule 2

New ryde tech investor rights agreement

26

Schedule 3

Deed of Ratification and Accession to Existing Ryde TECH IRA

27

DEED OF RATIFICATION AND ACCESSION

THIS DEED is made and issued on ________________

BY

[●] (Company Registration Number: [●]), a company incorporated in [●] and having its registered office at [●] (the “New Shareholder]”);

IN FAVOUR OF and for the benefit of each and all of the following:

(1) the parties to the investor rights agreement (the “Investor Rights Agreement”) dated 20 January 2019 made between (a) Nomad X Pte. Ltd. (whose rights, title and interests have been assigned to Zou Junming Terence and subsequently to DLG Ventures Pte. Ltd.); (b) Garena Ventures Private Limited; (c) Tan Choon Ming; (d) Zou Junming Terence; (e) Chia Ko Wen; (f) Daniel Jason Christian Ong Lee Ann; (g) Chua Tju Liang; and (h) Ryde Technologies Pte. Ltd.; and

(2) all persons who are or subsequently become shareholders of Ryde Technologies Pte. Ltd. (the “Company”),

(collectively, the “Relevant Parties”).

WHEREAS:

(A) The Investor Rights Agreement sets out the terms and conditions under which the Shareholders (as defined in the Investor Rights Agreement) shall regulate their rights as shareholders of the Company.

(B) The New Shareholder is or will be allotted and issued such number of ordinary shares in the capital of the Company upon the completion of (i) the purchase or a capital reduction of the New Shareholder’s shares in Ryde Group Ltd (the “Listco”) by the Listco (or its nominee), and (ii) a capital reduction by the Company (the “Share Buyback”) and immediately upon the completion of the Share Buyback, the allotment and issuance of such number of ordinary shares (“New Shares”) in the capital of the Company to the New Shareholder (“Ryde Tech Re-Allotment”) in accordance with the terms of the restructuring agreement dated _____________________ between (a) DLG Ventures Pte. Ltd., (b) Garena Ventures Private Limited, (c) Tan Choon Ming, (d) Zou Junming Terence, (e) Chia Ko Wen, (f) Ryde Group (BVI) Ltd, (g) Ryde Group Ltd and (h) the Company (the “Restructuring Agreement”).

(C) In accordance with the terms of the Investor Rights Agreement, the New Shareholder will execute this Deed to agree, acknowledge and adhere to the terms of the Investor Rights Agreement and the obligations of it therein.

NOW THIS DEED WITNESSETH as follows:

1.	In this Deed:

(a)	all terms and references used in this Deed and which are defined or construed in the Investor Rights Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed; and

(b)	all references to “Investor Rights Agreement” are to the Investor Rights Agreement as from time to time amended, modified or supplemented, including the amendments, additions and variations thereto agreed between the parties thereto as contained or evidenced by the following documents:

[state the documents, if any]

2. The New Shareholder hereby covenants and agrees with each of the Relevant Parties as follows:

(a) that in consideration of and upon the registration in the Company’s register of members of the New Shareholder] as the holder of the New Shares, the New Shareholder will as from the date of the registration of the New Shareholder as a holder of the New Shares observe and discharge all the terms and conditions of the Investor Rights Agreement which are applicable to it as a Shareholder in all respects as if it had been a party thereto, and references to “Party” or “Parties” in the Investor Rights Agreement shall, where applicable, refer to or include the New Shareholder, as the case may be; and

(b) that this Deed is enforceable against the New Shareholder by any of the Relevant Parties.

3. This Deed shall take effect only upon the completion of the Share Buyback and the Ryde Tech Re-Allotment, in the event where the Company is not a wholly-owned subsidiary of Ryde Group (BVI) Ltd and/or the Listco immediately prior to the Share Buyback and the Ryde Tech Re-Allotment.

4. For the purpose of Clause 25 of the Investor Rights Agreement, the address and facsimile number of the New Shareholder is:

Fax Number : [●]

Address : [●]

Email Address : [●]

Attention : [●]

5. This Deed shall be governed by, and construed in accordance with, the laws of Singapore.

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IN WITNESS WHEREOF the Deed has been entered into by the New Shareholder.

The New Shareholder

The COMMON SEAL of	)
[●] was affixed hereunto	)
hereunto in the presence of:	)

Director
Name:

Director/Secretary
Name:

IN WITNESS WHEREOF the Parties have hereunto set their hands on the date stated at the beginning.

DLG

SIGNED by

Lee Kin Meng
Name

Director		/s/ Lee Kin Meng
Designation	}	Signature
for and on behalf of
DLG VENTURES PTE. LTD.
in the presence of:

/s/ Tan Kai Ying
Signature of Witness

Name of Witness:	Tan Kai Ying

Address:

Garena

SIGNED by

Li Xiaodong
Name

Group CEO		/s/ Li Xiaodong
Designation	}	Signature
for and on behalf of
GARENA VENTURES PRIVATE LIMITED
in the presence of:

/s/ Eugenia Lim
Signature of Witness

Name of Witness:	Eugenia Lim

Address:

TCM

SIGNED by

Tan Choon Ming
/s/ Tan Choon Ming
Name	}	Signature

in the presence of:

/s/ Samantha Wan
Signature of Witness

Name of Witness:	Samantha Wan

Address:

ZJT

SIGNED by

Zou Junming Terence
/s/ Zou Junming Terence
Name	}	Signature

in the presence of:

/s/ Lang Chen Fei
Signature of Witness

Name of Witness:	Lang Chen Fei

Address:

CKW

SIGNED by

Chia Ko Wen
/s/ Chia Ko Wen
Name	}	Signature

in the presence of:

/s/ Lang Chen Fei
Signature of Witness

Name of Witness:	Lang Chen Fei

Address:

The Company

SIGNED by

Zou Junming Terence
Name
/s/ Zou Junming Terence
Designation	}	Signature
for and on behalf of
RYDE GROUP LTD
in the presence of:

/s/ Lang Chen Fei
Signature of Witness

Name of Witness:	Lang Chen Fei

Address: